FOR IMMEDIATE RELEASE  - DECEMBER 16, 2004

CONTACT:          LOUIS J. BEIERLE, FIRST VICE PRESIDENT, INVESTOR RELATIONS
                  HUDSON CITY BANCORP, INC.
                  WEST 80 CENTURY ROAD, PARAMUS, NEW JERSEY 07652
TELEPHONE:        (201) 967-8290
E-MAIL:           LJBEIERLE@HCSBNJ.COM

                       HUDSON CITY BANCORP, INC. ANNOUNCES
                ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION

         RONALD E. HERMANCE, JR. ELECTED CHAIRMAN OF BOARD OF DIRECTORS

           DONALD O. QUEST, M.D. DESIGNATED LEAD INDEPENDENT DIRECTOR

Paramus, New Jersey, December 16, 2004 - Hudson City Bancorp, Inc. (the "Company") (NASDAQ: HCBK), announced today that the Boards of Directors of the Company, its wholly owned banking subsidiary Hudson City Savings Bank (the "Bank") and its majority owner Hudson City, MHC (the "MHC") have unanimously adopted a Plan of Conversion and Reorganization (the "Plan"). Under the terms of the Plan, the Bank will reorganize from the two-tier mutual holding company structure to a stock holding company structure and the Company will undertake a "second-step" stock offering of new shares of common stock. The MHC, which owns approximately 65.9% of the outstanding common stock of the Company, will be merged into the Company as part of the reorganization. The Bank converted from a mutual savings bank to the two-tier holding company structure in 1999, and concurrently offered and sold a minority of the shares of the mid-tier holding company created at that time.

Pursuant to the Plan, shareholders other than the MHC will receive new shares of common stock of the Company pursuant to an "exchange ratio" designed to preserve their aggregate percentage ownership interest. The exchange ratio will be determined based upon an appraisal of the Company, which is to be performed by an independent appraiser at a later date. Additionally, the shares held by the MHC will be retired and the Company will offer and sell shares of common stock in an amount representing the percentage ownership interest currently held by the MHC, also to be based on the appraisal of the Company. The shares will be offered and sold in a subscription offering to depositors and, if necessary, a syndicated offering, subject to the priorities set forth in the Plan. Depositors of the Bank as of June 30, 2003 will receive first priority.

The transactions contemplated by the Plan are subject to approval of the Bank's depositors, the Company's shareholders (other than the MHC) and regulatory agencies. The prospectus, proxy statements and other offering materials setting forth detailed information relating to the Plan, details of the offering, and business and financial information about the Bank and the Company will be sent to depositors of the Bank and shareholders of the Company for their consideration early in the second quarter of 2005, but before the Company will convene depositors' and shareholders' meetings to vote on the Plan. If approved, the Company anticipates that the transactions will be completed in the second quarter of 2005. A copy of the Plan is available for inspection in the Bank's administrative offices in Paramus, NJ, and in each of the Bank's branch offices. The completion of this transaction will not affect the amount, rate or other terms of any deposit or loan account.

Thacher Proffitt & Wood LLP, New York, NY, will serve as special counsel to the Company for the conversion. All appropriate financial advisors and service providers have been selected.

CHAIRMAN ELECTED
The Company also announced today that the Boards of Directors of Hudson City Bancorp, Inc., Hudson City Savings Bank and Hudson City, MHC have elected RONALD
E. HERMANCE, JR., to become


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Chairman of the Board effective January 1, 2005. Mr. Hermance will maintain the positions of President and CEO of all entities. "I am proud and honored to be elected to the position of Chairman of these outstanding institutions," said Mr. Hermance. "I will make every effort to continue the quality work of my predecessors, and will devote my time and energies to enhance the value this organization provides to both customers and shareholders," added Mr. Hermance.

Mr. Hermance has held the position of President and CEO since January 2002. Prior to assuming such position, he served as President and COO from January 1997 to December 2001 and Senior Executive Vice President and COO from 1988 to December 1996. Mr. Hermance has been a member of the Board of Directors since his employment with the Bank in 1988. In addition to his 16 years of service with Hudson City, Mr. Hermance has an additional 14 years of banking industry employment experience.

LEAD INDEPENDENT DIRECTOR DESIGNATED
The Company also announced today that the independent members of the Board of Directors have designated DONALD O. QUEST, M.D. as Lead Independent Director effective January 1, 2005. Dr. Quest, a neurological surgeon, has been a member of the Board since 1983. Dr. Quest currently serves as Chairman of the Compensation Committee of the Board of Directors and previously served on the Nominating and Corporate Governance Committee. In that capacity, he played a major role in bringing the Company's corporate governance standards to the highest levels, as measured by Institutional Shareholder Services. "Dr. Quest will be a valuable resource to me as I begin my tenure as Chairman," said Mr. Hermance.

The responsibilities of the lead independent director include presiding over periodic executive sessions of the independent members of the Board of Directors, serving as liaison between the independent directors and management and outside advisors, and making periodic reports to the full Board of Directors regarding actions and recommendations of the independent directors.

Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 85 full-service branches throughout New Jersey and in Suffolk County, NY, and has 1,058 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings' deposits.

THIS RELEASE MAY CONTAIN CERTAIN "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND MAY BE IDENTIFIED BY THE USE OF SUCH WORDS AS "BELIEVE," "EXPECT," "ANTICIPATE," "SHOULD," "PLANNED," "ESTIMATED," AND "POTENTIAL." EXAMPLES OF FORWARD LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, ESTIMATES WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF HUDSON CITY BANCORP THAT ARE SUBJECT TO VARIOUS FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE ESTIMATES. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC AND MARKET CONDITIONS, LEGISLATIVE AND REGULATORY CONDITIONS, CHANGES IN INTEREST RATES THAT ADVERSELY AFFECT HUDSON CITY BANCORP'S INTEREST RATE SPREAD, CHANGES IN DEPOSIT FLOWS, LOAN DEMAND OR REAL ESTATE VALUES AND OTHER ECONOMIC, GOVERNMENTAL, COMPETITIVE, REGULATORY AND TECHNOLOGICAL FACTORS THAT MAY AFFECT HUDSON CITY BANCORP'S OPERATIONS.

THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OR LAWS OF ANY SUCH STATE OR JURISDICTION. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.